PRESS RELEASE
Clorox Reports Q2 Fiscal Year 2025 Results, Updates Outlook
OAKLAND, Calif., Feb. 3, 2025 — The Clorox Company (NYSE: CLX) today reported results for the second quarter of fiscal year 2025, which ended Dec. 31, 2024. Alongside these results, the company also announced that Clorox and P&G have jointly decided to wind down the Glad® bags and wraps joint venture as of Jan. 31, 2026, and the company intends to acquire P&G’s 20% interest in the venture at its termination.
Second-Quarter Fiscal Year 2025 Summary
Following is a summary of key results for the second quarter, which reflect the lapping of the operational recovery following the August 2023 cyberattack. Results also reflect the prior divestitures of the Better Health Vitamins, Minerals and Supplements (VMS) and Argentina businesses. All comparisons are with the second quarter of fiscal year 2024 unless otherwise stated.
•Net sales decreased 15% to $1.69 billion compared to a 16% net sales increase in the year-ago quarter. The decrease was primarily driven by lapping the impact of retail inventory restoration following the August 2023 cyberattack and the divestitures of the VMS and Argentina businesses. Organic sales1 decreased 9%.
•Gross margin increased 30 basis points to 43.8% from 43.5% in the year-ago quarter, primarily driven by cost savings and the benefits from the divestitures of the VMS and Argentina businesses, partially offset by lower cost absorption and higher manufacturing and logistics and commodities costs.
•Diluted net earnings per share (diluted EPS) increased 105% to $1.54 from 75 cents in the year-ago quarter. The increase includes lapping the pension settlement charge and incremental cyberattack expenses, and the current-period benefit of cyberattack insurance recoveries.
•Adjusted EPS1 decreased 28% to $1.55 from $2.16 in the year-ago quarter, primarily due to lower net sales, partially offset by cost savings.
•Year-to-date net cash provided by operations was $401 million compared to $173 million in the year-ago period, representing a 132% increase.
“We achieved better-than-expected results across sales, margin and EPS in the second quarter due to our strong demand creation plans, which also supported our share growth. Our results underscore the resiliency of our portfolio as we continue to invest in our brands to deliver superior value to win with consumers at a time when they need it most,” said Chair and CEO Linda Rendle. “We are further advancing our transformation as we embark upon a significant milestone with our Enterprise Resource Planning transition in the U.S., resulting in our updated outlook. I am confident that we are taking the right actions to deliver strong financial performance and long term, profitable growth.”
This press release includes certain non-GAAP financial measures. See "Non-GAAP Financial Information" at the end of this press release for more details.
1Organic sales growth / (decrease) and adjusted EPS are non-GAAP measures. See Non-GAAP Financial Information at the end of this press release for reconciliations to the most comparable GAAP measures.

Strategic and Operational Highlights
The following are recent strategic and operational highlights:
•Grew share in seven of its eight categories, supported by strong demand creation plans as the company laps the impact of the cyberattack.
•Launched platform-expanding innovations including the new Hidden Valley Ranch Easy Squeeze bottle and collaborations with Taco Bell and Burger King, the relaunch of Poett's fragrance platform with essential oils and new scents, a full suite of Brita Plus pitchers and dispensers, and the new Fresh Step Heavy Duty Litter. Seeing strong continued success with previously introduced innovation such as Bahama Bliss scented Glad ForceFlex MaxStrength trash bags.
•Achieved the ninth consecutive quarter of gross margin expansion, supported by another strong quarter of cost savings. The company is on track to fully rebuild gross margin in fiscal year 2025.
•Recognized with the Household & Commercial Products Association’s 2024 Innovation Award for Technology for using AI in development of Clorox Foaming Toilet Bomb Toilet Bowl Cleaner and received the ISSA Environment & Sustainability Innovation of the Year Award for Clorox EcoClean Disinfecting Wipes.
•Achieved zero-waste-to-landfill (ZWtL) status at its litter manufacturing plant in Martinsburg, West Virginia, marking continued progress toward its goal to achieve ZWtL in 100% of its global facilities where infrastructure allows by 2030.
Key Segment Results
The following is a summary of key second-quarter results by reportable segment. Second-quarter results reflect the lapping of the retail inventory restoration following the August 2023 cyberattack. All comparisons are with the second quarter of fiscal year 2024 unless otherwise stated.
Health and Wellness (Cleaning; Professional Products)
•Net sales decreased 13%, driven by 11 points of lower volume and 2 points of unfavorable price mix.
•Segment adjusted EBIT2 decreased 25%, primarily behind lower net sales.
Household (Bags and Wraps; Cat Litter; Grilling)
•Net sales decreased 11%, driven by 11 points of lower volume.
•Segment adjusted EBIT decreased 48%, primarily due to lower net sales and higher manufacturing and logistics costs, partially offset by cost savings.
Lifestyle (Food; Water Filtration; Natural Personal Care)
•Net sales decreased 16%, driven by 16 points of lower volume.
•Segment adjusted EBIT decreased 36%, primarily due to lower net sales.
International (Sales Outside the U.S.)
•Net sales decreased 12%, mainly driven by the impact of the Argentina divestiture. Excluding Argentina and 2 points of foreign exchange rate changes, organic sales1 grew 6%, driven by 6 points of organic volume growth.
•Segment adjusted EBIT decreased 34%, mainly driven by the Argentina divestiture.
2 Adjusted EBIT is a non-GAAP measure. See Non-GAAP Financial Information at the end of this press release for reconciliations to the most comparable GAAP measures.

Joint Venture to End, Clorox to Acquire P&G’s Interest in Glad Business
Clorox and P&G have jointly decided to wind down the Glad® bags and wraps joint venture. It will end on Jan. 31, 2026, and Clorox intends to acquire P&G’s 20% interest in the venture at its termination. Clorox’s purchase of P&G’s interest in the Glad business will be at a fair market value as established by predetermined contractual valuation procedures as of the expiration date of the joint venture.
"We are excited to assume full control of the Glad business and thank P&G for their productive partnership over the past two decades,” said Rendle. “Consistent with our IGNITE strategy, we are confident that we will continue to drive profitable growth with strong innovation and superior value going forward, fully leveraging a streamlined operating model and enhanced digital capabilities that allows for greater agility and faster decision making.”

Following expiration of the joint venture, Clorox expects that the Glad business will retain the exclusive core intellectual property licenses contributed by P&G on a royalty-free basis for certain licensed products. In addition to the purchase of P&G’s interest in the Glad joint venture, Clorox intends to continue its licensing agreement for Febreze® and Gain® trademarks from P&G.
Fiscal Year 2025 Outlook
This fiscal year 2025 outlook does not include any potential impact from tariffs.

The company is updating the following elements of its fiscal year 2025 outlook:
•The company now expects net sales to be down 1% to up 2%, including 1 to 2 points of benefit from incremental shipments related to the Enterprise Resource Planning (ERP) transition, which is expected to reverse in the front half of the next fiscal year. Organic sales are now expected to be up 4% to up 7%, excluding about 2 points of negative impact from the divestiture of the company's business in Argentina and about 3 points of negative impact from the divestiture of the VMS business. Excluding the incremental shipments related to the ERP transition, the company continues to expect organic sales to be up 3% to 5%.
•Gross margin is now expected to be up 125 to 150 basis points, primarily due to the benefits of holistic margin management efforts, partially offset by cost inflation and higher trade promotion spending. This compares to the previous expectation of 100 to 150 basis points.
•The company's effective tax rate is now expected to be about 26%. Excluding the impact of the VMS sale, the company expects its fiscal year adjusted effective tax rate to be about 23%.
•Fiscal year diluted EPS is now expected to be between $5.52 and $5.92 versus previously $5.17 and $5.42, a year over year increase of 145% to 163%, respectively, reflecting the lapping of several one-time charges recorded in the year-ago period. This includes the profit from incremental shipments related to the ERP transition of 25 cents to 45 cents, which is expected to reverse in the front half of fiscal year 2026.
•Adjusted EPS is now expected to be between $6.95 and $7.35 compared to the previous estimate of $6.65 and $6.90, a year over year increase of 13% to 19%, respectively. The main change is to reflect a 25 to 45 cent net benefit from the expected incremental shipments related to the company's ERP transition. Aside from this change, adjusted EPS also assumes lower input costs and a lower tax rate as compared to the previous outlook. Adjusted EPS excludes about 70 cents of expense from long-term strategic investments in digital capabilities and productivity enhancements, a 94 cent charge in the first quarter from the loss on sale related to the divestiture of the VMS business, and a 21 cent benefit from cyberattack insurance recoveries in the first half of this fiscal year.

The company is confirming the following elements of its fiscal year 2025 outlook:
•Selling and administrative expenses continue to be expected to be between 15% to 16% of net sales, which includes about 150 basis points of impact from the company's strategic investments in digital capabilities and productivity enhancements.
•Advertising and sales promotion spending is still expected to be 11% to 11.5% of net sales, reflecting the company's ongoing commitment to invest behind its brands.
Clorox Earnings Conference Call Schedule
At approximately 4:15 p.m. ET today, Clorox will post prepared management remarks regarding its second quarter fiscal year 2025 results.
At 5 p.m. ET today, the company will host a live Q&A audio webcast with Chair and CEO Linda Rendle, Chief Financial Officer Kevin Jacobsen and Treasurer and incoming Chief Financial Officer Luc Bellet to discuss the results.
Links to the live (and archived) webcast, press release and prepared remarks can be found at Clorox Quarterly Results.
For More Detailed Financial Information
Visit the company’s Quarterly Results for the following:
•Supplemental unaudited volume and sales growth information
•Supplemental unaudited gross margin drivers information
•Supplemental unaudited cash flow information and free cash flow reconciliation
•Supplemental unaudited reconciliation of earnings (losses) before interest and taxes (EBIT) and adjusted EBIT
•Supplemental unaudited reconciliation of adjusted earnings per share (EPS) and adjusted effective tax rate (ETR)
Note: Percentage and basis-point, or point, changes noted in this press release are calculated based on rounded numbers, except for per-share data and the effective tax rate.

About The Clorox Company
The Clorox Company (NYSE: CLX) champions people to be well and thrive every single day. Its trusted brands include Brita®, Burt's Bees®, Clorox®, Fresh Step®, Glad®, Hidden Valley®, Kingsford®, Liquid-Plumr® and Pine-Sol® as well as international brands such as Clorinda®, Chux® and Poett®. Headquartered in Oakland, California, since 1913, Clorox was one of the first U.S. companies to integrate ESG into its business reporting. In 2024 the company was ranked No. 1 on Barron’s 100 Most Sustainable Companies list for the second consecutive year. Visit thecloroxcompany.com to learn more.
Clorox Media Contact:
corporate.communications@clorox.com
Clorox Investor Relations Contact:
investorrelations@clorox.com
CLX-F

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, statements regarding the expected or potential impact of the company's operational disruption stemming from a cyberattack, and any such forward-looking statements involve risks, assumptions and uncertainties. Except for historical information, statements about future volumes, sales, organic sales growth, foreign currencies, costs, cost savings, margins, earnings, earnings per share, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management's estimates, beliefs, assumptions and projections. Words such as "could," "may," "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," "will," "predicts," and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management's expectations, are described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2024, as updated from time to time in the company's Securities and Exchange Commission filings. These factors include, but are not limited to: unfavorable general economic and geopolitical conditions beyond our control, including supply chain disruptions, labor shortages, wage pressures, rising inflation, the interest rate environment, fuel and energy costs, foreign currency exchange rate fluctuations, weather events or natural disasters, disease outbreaks or pandemics, such as COVID-19, terrorism, and unstable geopolitical conditions, including ongoing conflicts in the Middle East and Ukraine and rising tensions between China and Taiwan, as well as macroeconomic and geopolitical volatility and uncertainty as a result of a number of these and other factors, including actual and potential shifts in U.S. and foreign trade policies, including as a result of escalating trade tensions between the U.S. and its trading partners, especially China; the ability of the company to drive sales growth, increase prices and market share, grow its product categories and manage favorable product and geographic mix; the impact of the changing retail environment, including the growth of alternative retail channels and business models, and changing consumer preferences; our recovery from the August 2023 cyberattack, and risks related to the company's use of and reliance on information technology systems, including potential and actual security breaches, cyberattacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or company information, business, service or operational disruptions, or that impact the company's financial results or financial reporting, or any resulting unfavorable outcomes, increased costs or legal proceedings; intense competition in the company's markets; volatility and increases in the costs of raw materials, energy, transportation, labor and other necessary supplies or services; risks related to supply chain issues, product shortages and disruptions to the business, as a result of increased supply chain dependencies due to an expanded supplier network and a reliance on certain single-source suppliers; the ability of the company to implement and generate cost savings and efficiencies, and successfully implement its transformational initiatives or strategies, including achieving anticipated benefits and cost savings from the implementation of the streamlined operating model and digital capabilities and productivity enhancements; the company's ability to maintain its business reputation and the reputation of its brands and products; dependence on key customers and risks related to customer consolidation and ordering patterns; the ability of the company to innovate and to develop and introduce commercially successful products, or expand into adjacent categories and countries; the company's ability to attract and retain key personnel, which may continue to be impacted by challenges in the labor market, such as increasing labor costs and sustained labor shortages; lower revenue, increased costs or reputational harm resulting from government actions and compliance with regulations, or any material costs imposed by changes in regulation; changes to our processes and procedures as a result of our digital capabilities and productivity enhancements investment that may result in changes to the company's internal controls over financial reporting; the ability of the company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; risks related to international operations and international trade, including changing macroeconomic conditions as a result of inflation, volatile commodity prices and increases in raw and packaging materials prices, labor, energy and logistics; global economic or political instability; foreign currency fluctuations, such as devaluations, and foreign currency exchange rate controls;

changes in governmental policies, including trade, travel or immigration restrictions, new or additional tariffs, and price or other controls; labor claims and civil unrest; potential operational or supply chain disruptions from wars and military conflicts, including ongoing conflicts in the Middle East and Ukraine and rising tensions between China and Taiwan; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; widespread health emergencies, such as COVID-19; and the possibility of nationalization, expropriation of assets or other government action; the impact of Environmental, Social, and Governance (ESG) issues, including those related to climate-related transition risks, changing consumer preferences, including the environmental impact of the Company’s products and sustainability on our sales, operating costs or reputation; the impact of product liability claims, labor claims and other legal, governmental or tax proceedings, including in foreign jurisdictions and in connection with any product recalls; risks relating to acquisitions, new ventures and divestitures, and associated costs, including for asset impairment charges related to, among others, intangible assets, including trademarks and goodwill; and the ability to complete announced transactions and, if completed, integration costs and potential contingent liabilities related to those transactions; the accuracy of the company's estimates and assumptions on which its financial projections, including any sales or earnings guidance or outlook it may provide from time to time, are based; risks related to the acquisition of The Procter & Gamble Company's interest in the Glad business; risks related to our reliance on third-party service providers, including inability to meet cost savings or efficiencies, business or systems disruptions, and other liabilities, including legal or regulatory risk; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; the company's ability to effectively utilize, assert and defend its intellectual property rights, and any infringement or claimed infringement by the company of third-party intellectual property rights; the effect of the company's indebtedness and credit rating on its business operations and financial results and the company's ability to access capital markets and other funding sources, as well as the cost of capital to the company; the company's ability to pay and declare dividends or repurchase its stock in the future; the impacts of potential stockholder activism; and risks related to any litigation associated with the exclusive forum provision in the company's bylaws.

The company's forward-looking statements in this press release are based on management's current views, beliefs, assumptions and expectations regarding future events and speak only as of the date of this press release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.
Non-GAAP Financial Information
•This press release contains non-GAAP financial information related to organic sales growth / (decrease), adjusted EPS, adjusted effective tax rate ("adjusted ETR") and segment adjusted EBIT for the second quarter of fiscal year 2025, as well as adjusted EPS outlook and adjusted ETR outlook for fiscal year 2025. The reasons management believes these measures are useful to investors are described below. Certain non-GAAP financial measures may be considered in determining incentive compensation.
•Clorox defines organic sales growth / (decrease) as GAAP net sales growth / (decrease) excluding the effect of foreign exchange rate changes and any acquisitions or divestitures.
•Organic sales growth/(decrease) outlook for fiscal year 2025 excludes about 2 points of negative impact from the divestiture of the company's business in Argentina and about 3 points of negative impact from the divestiture of the Better Health VMS business. Organic sales growth/(decrease) outlook excluding the incremental shipments related to the ERP transition excludes 1 to 2 points of positive impact from the incremental shipments related to the ERP transition.
•Management believes that the presentation of organic sales growth / (decrease) is useful to investors because it excludes sales from any acquisitions and divestitures, which results in a comparison of sales only from the businesses that the company was operating and expects to continue to operate throughout the relevant periods, and the company's estimate of the impact of foreign exchange rate changes, which are difficult to predict and out of the control of the company and management. However, organic sales growth / (decrease) may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•Adjusted EPS is defined as diluted earnings per share that excludes or has otherwise been adjusted for significant items that are nonrecurring or unusual. The income tax effect on non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
•Adjusted ETR is defined as the effective tax rate that excludes or that has otherwise been adjusted for significant items that are nonrecurring or unusual.
•Adjusted EPS and adjusted ETR are supplemental information that management uses to help evaluate the company's historical and prospective financial performance on a consistent basis over time. Management believes that by adjusting for certain items affecting comparability of performance over time, such as the pension settlement charge, incremental costs and insurance recoveries, related to the August 2023 cyberattack, asset impairments, charges related to the streamlined operating model, charges related to the digital capabilities and productivity enhancements investment, significant losses/(gains) related to acquisitions / divestitures and other nonrecurring or unusual items, investors and management are able to gain additional insight into the company's underlying operating performance on a consistent basis over time. However, adjusted EPS and adjusted ETR may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•Adjusted EBIT represents earnings (losses) before income taxes excluding interest income, interest expense and other significant items that are nonrecurring or unusual (such as the pension settlement charge, incremental costs, net of insurance recoveries, related to the August 2023 cyberattack, asset impairments, charges related to the streamlined operating model, charges related to the digital capabilities and productivity enhancements investment, significant losses/(gains) related to acquisitions / divestitures and other nonrecurring or unusual items impacting comparability during the period. The company uses this measure to assess the operating results and performance of its segments, perform analytical comparisons, identify strategies to improve performance, and allocate resources to each segment. Management believes that the presentation of adjusted EBIT excluding these items is useful to investors to assess operating performance on a consistent basis by removing the impact of the items that management believes do not directly reflect the performance of each segment's underlying operations. However, adjusted EBIT may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•The reconciliation tables below refer to the equivalent GAAP measures adjusted as applicable for the following items:
Divestiture of Better Health Vitamins, Minerals and Supplements Business
As previously disclosed in the first quarter of fiscal year 2025, the company completed the divestiture of its Better Health VMS business in its entirety. The divested business included the Natural Vitality, NeoCell, Rainbow Light and RenewLife brands, relevant trademarks and licenses, and associated manufacturing and distribution facilities in Sunrise, Florida. The transaction is in support of the company’s IGNITE strategy and reflects the commitment to continue evolving its portfolio to reduce volatility and accelerate sales growth, as well as structurally improve its margin, in service of driving more consistent and profitable growth over time.
Due to the nature, scope and magnitude of this charge, the company’s management believes presenting this charge as an adjustment in the non-GAAP results provides additional information to investors about trends in the company’s operations and is useful for period over period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.

Cyberattack Costs
As previously disclosed, incremental costs were incurred by the company as the result of the August 2023 cyberattack. These costs related primarily to third-party consulting services, including IT recovery and forensic experts and other professional services incurred to investigate and remediate the attack, as well as incremental operating costs from the resulting disruption to the company’s business operations. The company has since received insurance recoveries related to the cyberattack. Costs associated with ongoing cybersecurity monitoring and prevention as well as enhancement to the company's cybersecurity program are not included within this adjustment.
Due to the nature, scope and magnitude of these costs and recoveries, the company's management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period over period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.
Digital Capabilities and Productivity Enhancements Investment
As announced in August 2021, the company plans to invest in transformative technologies and processes over a five-year period. This investment began in fiscal year 2022, and includes replacement of the company's enterprise resource planning system and transitioning to a cloud-based platform as well as the implementation of a suite of other digital technologies. The total incremental transformational investment is expected to be 560 million to 580 million. It is expected that these implementations will generate efficiencies and transform the company's operations in the areas of supply chain, digital commerce, innovation, brand building and more over the long term.
Of the total investment, approximately 70% is expected to represent incremental operating costs primarily recorded within selling and administrative expenses to be adjusted from reported EPS for purposes of disclosing adjusted EPS through fiscal year 2026. About 70% of these operating costs are expected to be related to the implementation of the ERP, with the remaining costs primarily related to the implementation of complementary technologies.
Due to the nature, scope and magnitude of this investment, these costs are considered by management to represent incremental transformational costs above the historical normal level of spending for information technology to support operations. Since these strategic investments, including incremental operating costs, will cease at the end of the investment period, are not expected to recur in the foreseeable future and are not considered representative of the company's underlying operating performance, the company's management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period-over-period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.

The following table provides reconciliation of organic sales growth / (decrease) (non-GAAP) to net sales growth / (decrease), the most comparable GAAP measure:

	Three months ended Dec. 31, 2024
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total Company (1)
Net sales growth / (decrease) (GAAP)	(13)%	(11)%	(16)%	(12)%	(15)%
Add: Foreign exchange	—	—	—	2	—
Add/(Subtract): Divestitures/acquisitions (2)	—	—	—	16	6
Organic sales growth / (decrease) (non-GAAP)	(13)%	(11)%	(16)%	6%	(9)%

	Six months ended Dec. 31, 2024
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total Company (1)
Net sales growth / (decrease) (GAAP)	8%	8%	4%	(8)%	2%
Add: Foreign Exchange	—	—	—	2	—
Add/(Subtract): Divestitures/acquisitions (2)	—	—	—	14	5
Organic sales growth / (decrease) (non-GAAP)	8%	8%	4%	8%	7%
(1)Total Company includes Corporate and Other. Corporate and Other includes the results of the Better Health VMS business through the date of divestiture.
(2)The divestiture impact is calculated as net sales from the Argentina and Better Health VMS businesses after the respective sale dates in the three and six month year-ago periods.

The following tables provide reconciliations of adjusted diluted earnings per share (non-GAAP) to diluted earnings per share, the most comparable GAAP measure, and adjusted effective tax rate (non-GAAP) to effective tax rate, the most comparable GAAP measure:

Adjusted Diluted Earnings Per Share (EPS) and Adjusted Effective Tax Rate (ETR)
(Dollars in millions except per share data)

	Diluted earnings per share			Effective tax rate
	Three months ended			Three months ended
	12/31/2024	12/31/2023	% Change	12/31/2024	12/31/2023
As reported (GAAP)	$1.54	$0.75	105%	18.1%	29.3%
Pension settlement charge (1)	—	1.04		—	(1.7)%
Cyberattack costs, net of insurance recoveries (2)	(0.15)	0.16		(0.6)%	(0.5)%
Streamlined operating model (3)	—	0.02		—	(0.1)%
Digital capabilities and productivity enhancements investment (4)	0.16	0.19		0.6%	(1.0)%
As adjusted (non-GAAP)	$1.55	$2.16	(28)%	18.1%	26.0%

	Diluted earnings per share			Effective tax rate
	Six months ended			Six months ended
	12/31/2024	12/31/2023	% Change	12/31/2024	12/31/2023

As reported (GAAP)	$2.34	$0.92	154%	28.2%	26.7%
Loss on divestiture (5)	0.94	—		(6.3)%	—
Pension settlement charge (1)	—	1.04		—	(0.6)%
Cyberattack costs, net of insurance recoveries (2)	(0.21)	0.30		(0.1)%	(0.4)%
Streamlined operating model (3)	—	0.02		—	—
Digital capabilities and productivity enhancements investment (4)	0.34	0.36		0.2%	(0.7)%
As adjusted (Non-GAAP)	$3.41	$2.64	29%	22.0%	25.0%

(1)During the three and six months ended Dec. 31, 2023, the company incurred approximately $171 ($130 after tax) of costs related to the settlement of the domestic qualified pension plan.

(2)During the three and six months ended Dec. 31, 2024, the company recognized approximately $25 ($19 after tax) and $35 ($27 after tax), respectively, of insurance recoveries related to the cyberattack. During the three and six months ended Dec. 31, 2023, the company incurred approximately $25 ($19 after tax) and $49 ($37 after tax), respectively, of costs related to the cyberattack. Costs related primarily to third-party consulting services, including IT recovery and forensic experts and other professional services incurred to investigate and remediate the attack, as well as incremental operating costs from the resulting disruption to the company's business operations.

(3)During both the three and six months ended Dec. 31, 2023, the company incurred $3 ($2 after tax) of restructuring and related costs, net related to implementation of the streamlined operating model.

(4)During the three and six months ended Dec. 31, 2024, the company incurred approximately $26 ($20 after tax) and $55 ($42 after tax), respectively, and during the three and six months ended Dec. 31, 2023, the company incurred approximately $32 ($24 after tax) and $59 ($45 after tax), respectively, of operating expenses related to its digital capabilities and productivity enhancements investment. The expenses relate to the following:

	Three months ended		Six months ended
	12/31/2024	12/31/2023	12/31/2024	12/31/2023
External consulting fees (a)	$17	$25	$37	$46
IT project personnel costs (b)	2	2	4	4
Other (c)	7	5	14	9
Total	$26	$32	$55	$59

(a)Comprised of third-party consulting fees incurred to assist in the project management and end-to-end systems integration of this transformative investment. The company relies on consultants for certain capabilities required for these programs that the company does not maintain internally. These costs support the implementation of these programs incremental to the company's normal IT costs and will not be incurred following implementation.

(b)Comprised of labor costs associated with internal IT project management teams that are utilized to oversee the new system implementations. Given the magnitude and transformative nature of the implementations planned, the necessary project management costs are incremental to the historical levels of spend and will no longer be incurred subsequent to implementation. As a result of this long-term strategic investment, the company considers these costs not reflective of the ongoing costs to operate its business.

(c)Comprised of various other expenses associated with the company’s new system implementations, including company personnel dedicated to the project that have been backfilled with either permanent or temporary resources in positions that are considered part of normal operating expenses.

(5)During the six months ended Dec. 31, 2024, the company incurred an after tax charge of $118 related to the divestiture of the Better Health VMS business.

	Full year 2025 outlook (estimated range)
	Diluted earnings per share		Effective Tax Rate
	Low	High	Midpoint
As estimated (GAAP)	$5.52	$5.92	26%
Loss on divestiture	0.94	0.94	(3)%
Cyberattack costs, net of insurance recoveries	(0.21)	(0.21)	—
Digital capabilities and productivity enhancements investment (6)	0.70	0.70	—
As adjusted (non-GAAP)	$6.95	$7.35	23%

(6)In fiscal year 2025, the company expects to incur approximately $105-$115 ($80-$87 after tax) of operating expenses related to its digital capabilities and productivity enhancements investment.

The following table provides reconciliation of adjusted EBIT (non-GAAP) to earnings before income taxes, the most comparable GAAP measure:

	Reconciliation of earnings before income taxes to adjusted EBIT
	Three months ended		Six months ended
	12/31/2024	12/31/2023	12/31/2024	12/31/2023
Earnings before income taxes	$237	$136	$414	$165
Interest income	(2)	(7)	(5)	(17)
Interest expense	22	26	43	47
Loss on divestiture	—	—	118	—
Pension settlement charge	—	171	—	171
Cyberattack costs, net of insurance recoveries	(25)	25	(35)	49
Streamlined operating model	—	3	—	3
Digital capabilities and productivity enhancements investment	26	32	55	59
Adjusted EBIT	$258	$386	$590	$477

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share data
	Three months ended		Six months ended
	12/31/2024	12/31/2023	12/31/2024	12/31/2023
Net sales	$1,686	$1,990	$3,448	$3,376
Cost of products sold	948	1,124	1,903	1,978
Gross profit	738	866	1,545	1,398
Selling and administrative expenses	280	322	561	598
Advertising costs	191	186	392	351
Research and development costs	31	32	62	61
Loss on divestiture	—	—	118	—
Pension settlement charge	—	171	—	171
Interest expense	22	26	43	47
Other (income) expense, net	(23)	(7)	(45)	5
Earnings before income taxes	237	136	414	165
Income tax expense	43	40	117	44
Net earnings	194	96	297	121
Less: Net earnings attributable to noncontrolling interests	1	3	5	6
Net earnings attributable to Clorox	$193	$93	$292	$115

Net earnings per share attributable to Clorox
Basic net earnings per share	$1.55	$0.75	$2.36	$0.93
Diluted net earnings per share	$1.54	$0.75	$2.34	$0.92

Weighted average shares outstanding (in thousands)
Basic	123,766	124,176	123,781	124,075
Diluted	124,662	124,620	124,669	124,635

Reportable Segment Information
(Unaudited)
Dollars in millions

	Net sales			Net sales
	Three months ended			Six months ended
	12/31/2024	12/31/2023	% Change(1)	12/31/2024	12/31/2023	% Change(1)
Health and Wellness	$628	$720	(13)%	$1,326	$1,224	8%
Household	446	502	(11)	893	827	8
Lifestyle	338	403	(16)	658	632	4
International	274	311	(12)	533	581	(8)
Reportable segment total	1,686	1,936		3,410	3,264
Corporate and Other (2)	—	54	(100)	38	112	(66)
Total	$1,686	$1,990	(15)%	3,448	$3,376	2%

	Segment adjusted EBIT			Segment adjusted EBIT
	Three months ended			Six months ended
	12/31/2024	12/31/2023	% Change(1)	12/31/2024	12/31/2023	% Change(1)
Health and Wellness	$193	$259	(25)%	$428	$363	18%
Household	48	92	(48)%	108	88	23
Lifestyle	70	109	(36)%	136	128	6
International	21	32	(34)%	56	66	(15)
Reportable segment total	332	492		728	645
Corporate and Other (2)	(74)	(106)	30	(138)	(168)	18
Total	$258	$386	(33)%	590	$477	24%
Interest income	2	7		5	17
Interest expense	(22)	(26)		(43)	(47)
Loss on divestiture (3)	—	—		(118)	—
Pension settlement (4)	—	(171)		—	(171)
Cyberattack costs, net of insurance recoveries (5)	25	(25)		35	(49)
Streamlined operating model (6)	—	(3)		—	(3)
Digital capabilities and productivity enhancements investment (7)	(26)	(32)		(55)	(59)
Earnings before income taxes	$237	$136	74%	$414	$165	151%

(1)Percentages based on rounded numbers.
(2)Corporate and Other includes the Better Health VMS business.
(3)Represents the loss on divestiture of the Better Health VMS business of $118 for the six months ended Dec. 31, 2024.
(4)Represents the pension settlement charge of $171 ($130 after tax) for the three and six months ended Dec. 31, 2023.
(5)Represents cyberattack insurance recoveries of $25 ($19 after tax) and $35 ($27 after tax), respectively, for the three and six months ended Dec. 31, 2024, and incremental costs of $25 ($19 after tax) and $49 ($37 after tax), respectively, for the three and six months ended Dec. 31, 2023.

(6)Represents restructuring and related costs, net for implementation of the streamlined operating model of $3 ($2 after tax) for both the three and six months ended Dec. 31, 2023.
(7)Represents expenses related to the company's digital capabilities and productivity enhancements investment of $26 ($20 after tax) and $55 ($42 after tax) for the three and six months ended Dec. 31, 2024, respectively, and $32 ($24 after tax) and $59 ($45 after tax) for the three and six months ended Dec. 31, 2023, respectively.

Condensed Consolidated Balance Sheets
Dollars in millions
	12/31/2024	6/30/2024	12/31/2023
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$290	$202	$355
Receivables, net	603	695	679
Inventories, net	592	637	655
Prepaid expenses and other current assets	147	88	115
Total current assets	1,632	1,622	1,804
Property, plant and equipment, net	1,242	1,315	1,314
Operating lease right-of-use assets	362	360	354
Goodwill	1,219	1,228	1,252
Trademarks, net	501	538	542
Other intangible assets, net	73	143	156
Other assets	548	545	486
Total assets	$5,577	$5,751	$5,908

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$189	$4	$247
Current operating lease liabilities	81	84	92
Accounts payable and accrued liabilities	1,460	1,486	1,649
Income Taxes Payable	—	—	34
Total current liabilities	1,730	1,574	2,022
Long-term debt	2,483	2,481	2,479
Long-term operating lease liabilities	339	334	311
Other liabilities	882	848	852
Deferred income taxes	22	22	26
Total liabilities	5,456	5,259	5,690
Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—	—
Common stock	131	131	131
Additional paid-in capital	1,287	1,288	1,245
Retained earnings	68	250	241
Treasury stock	(1,346)	(1,186)	(1,205)
Accumulated other comprehensive net (loss) income	(181)	(155)	(359)
Total Clorox stockholders’ (deficit) equity	(41)	328	53
Noncontrolling interests	162	164	165
Total stockholders’ equity	121	492	218
Total liabilities and stockholders’ equity	$5,577	$5,751	$5,908